As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ______________________________

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
 ______________________________

PARKERVISION, INC.
 (Exact Name of Registrant as Specified in Its Charter)
Florida	59-2971472
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

7915 Baymeadows Way, Suite 400 Jacksonville, Florida 32256 (904) 732-6100	Jeffrey L. Parker Chairman of the Board and Chief Executive Officer ParkerVision, Inc. 7915 Baymeadows Way, Suite 400 Jacksonville, Florida 32256 (904) 732-6100
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue, 11th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [   ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. [   ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ]	Accelerated filer [X]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	5,902,174(1)	$0.88(2)	$5,193,913.12	$668.98

(1)	Includes (i) 5,652,174 shares issuable upon exercise of warrants sold by the registrant in a private placement consummated on January 15, 2015 and (ii) 250,000 shares issued to the registrant’s general counsel on January 26, 2015 in a private placement in payment of legal fees. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by the Nasdaq Capital Market on March 13, 2015, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 16, 2015

Preliminary Prospectus

 PARKERVISION, INC.

5,902,174 SHARES OF COMMON STOCK

This prospectus covers up to 5,902,174 shares of our common stock that may be offered for resale or otherwise disposed of by the selling shareholders set forth in “Selling Shareholders” beginning on page 12 of this prospectus, including their pledgees, assignees or successors-in-interest. These shares include (i) 5,652,174 shares issuable upon the exercise of warrants, or the “warrants,” sold by us in a private placement consummated on January 15, 2015, and (ii) 250,000 shares issued to our general counsel in payment of legal fees on January 26, 2015.

We will not receive any proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent the warrants are exercised, however, we will receive up to an aggregate of $14,130,435 of gross proceeds. We expect to use proceeds received from the exercise of the warrants, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “PRKR.” On March 13, 2015, the last reported sale price of our common stock was $0.88.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 6 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2015

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
RISK FACTORS	6
NOTE ON FORWARD-LOOKING STATEMENTS	11
USE OF PROCEEDS	12
SELLING SHAREHOLDERS	12
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION	16
______________________________

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

______________________________

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 16 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” and “our” mean ParkerVision, Inc.

PROSPECTUS SUMMARY

Company Summary

We are in the business of innovating fundamental wireless technologies.   We design, develop and market our proprietary radio frequency, or “RF,” technologies and products for use in semiconductor circuits for wireless communication products.  We have expended significant financial and other resources to research and develop our RF technologies and to obtain patent protection for those technologies in the United States and certain foreign jurisdictions.  We believe certain patents protecting our proprietary technologies have been broadly infringed by others and therefore our business plan includes enforcement of our intellectual property rights through patent infringement litigation and licensing efforts.

We were incorporated under the laws of the State of Florida on August 22, 1989. Our executive offices are located at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256. Our telephone number is (904) 732-6100.

General Development of Business

Our business has been primarily focused on the development, marketing and legal enforcement of our RF technologies for mobile and other wireless applications.  Our technologies represent among other things, unique, proprietary methods for processing RF waveforms in wireless applications.  Our technologies apply to both transmit and receive functions of transmitters, receivers, and transceivers as well as other related RF communications functions.  A portion of our transmit technology is marketed as Direct2Power™, or d2p™, and enables the transformation of a baseband data signal to an RF carrier waveform, at the desired power output level, in a single unified operation.  A portion of our receiver technology is marketed as Direct2Data™, or d2d™, and enables the direct conversion of an RF carrier to a baseband data signal.  We have developed these and a number of additional innovations which are protected by the intellectual property we have secured in various patent families for RF and related functions in RF-based communications.

Recent Developments

Litigation Funding Agreement

In December 2014, we entered into a funding agreement with 1624 PV, LLC, or “1624,” an affiliate of 1624 LLC, a litigation investment firm, whereby 1624 committed to fund up to $7 million for legal fees and expenses for specified future patent infringement litigation.  We will reimburse and compensate 1624 from the proceeds resulting from these actions.  In addition, 1624 may receive a portion of our proceeds from other patent litigation, licensing and patent-related monetization activities.  1624’s compensation is subject to a maximum which is determined as a multiple of the funds provided by 1624 under this agreement.   We have not yet filed any patent infringement actions covered by this agreement.

Sale of Warrants

In December 2014, we also entered into an agreement for the sale of warrants to 1624 for an aggregate price of $1.3 million.  This transaction closed on January 15, 2015 at which time we issued three warrants to 1624, each for the purchase of up to 1,884,058 shares of our common stock at exercise prices of $1.50, $2.50 and $3.50 per share, respectively.   The warrants are exercisable through January 15, 2018.   If the warrants are fully exercised in the future, we will receive aggregate exercise proceeds of approximately $14.1 million.

Inter Partes Review

In 2014, RPX Corporation and Michael Farmwald filed petitions for Inter Partes review, or “IPR,” with the Patent Trial and Appeal Board of the United States Patent and Trademark Office, or “PTAB,” seeking to invalidate certain claims related to four of our patents.  On December 18, 2014, the PTAB issued a decision to institute trial on certain claims included in three of the four IPR petitions and denied institution on one challenged claim.  On January 8, 2015, the PTAB denied institution of trial for the fourth IPR petition.  Refer to “Legal Proceedings” in Note 11 to Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 for a complete discussion of our IPR proceedings.

Strategy

We have a three-part growth strategy for commercializing our innovations that includes intellectual property licensing and/or product ventures, intellectual property enforcement, and product and component development, manufacturing and sales.

•	Intellectual Property Licensing and Product Ventures. In 2014, we launched a licensing/product venture campaign to explore licensing and joint product development opportunities with wireless communications companies that make, use or sell chipsets and/or products that incorporate RF. We believe there are a number of communications companies that can benefit from the use of the RF technologies we have developed, whether through a license or, in certain cases, a joint product venture that may include licensing rights. We have engaged 3LP Advisors, LLC, or “3LP,” under a licensing services agreement for the management of our licensing operation, largely on a commission basis.

•	Intellectual Property Enforcement. We are also involved in litigation against others in order to protect and defend our intellectual property rights. We are currently involved in two patent infringement cases against Qualcomm Incorporated, or “Qualcomm,” for their unauthorized use of certain of our patents. One case was filed in July 2011 and is currently on appeal. The second case was served in August 2014 against Qualcomm and certain of its customers with a trial date currently scheduled for August 2016. Refer to “Legal Proceedings” included Note 11 to Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014 for a complete discussion of these proceedings.

•	Product and Component Sales. Our product development and marketing efforts are focused on our RF technologies in communications industries that do not use highly integrated semiconductors, such as infrastructure, industrial and military applications. In 2014, we established a network of sales representatives throughout the U.S. and Asia and also initiated production of component products in order to provide inventory to support our sales efforts.

Since 2005, we have generated no royalty or product revenue from our RF technologies.  Our ability to generate revenues sufficient to offset costs is subject to our ability to successfully enforce and defend our intellectual property rights, secure new product and/or licensing customers for our technologies, and successfully support those customers in completing their product designs.

We believe the investments we make in new technology innovations and obtaining intellectual property rights on those innovations are critical business processes and, as such, we have and will continue to devote substantial resources to research and development for this purpose.  We protect our intellectual property rights by securing patent protection and, where necessary, defending those patents against infringement by others.

Products and Services

In order to utilize RF technology in a mobile handset or certain other wireless application, RF chipsets must interface with the baseband processor that generates the data to be transmitted and/or received.  The development of the interface between the baseband processor and RF chipsets requires a cooperative effort with the baseband provider.

We have designed RF chipsets to interface specifically with baseband processors produced by VIA-Telecom, Inc., or “VIA,” a CDMA baseband provider.  We have worked with VIA since 2009 on the joint development of reference platforms that incorporate our products and VIA baseband processors without the exchange of intellectual property rights.  We also worked with VIA to co-develop a sample 3G mobile handset which verified our technology in a working implementation and tested our technology’s performance.  The results of these efforts were utilized to market our product to VIA’s customers.  Since 2010, we have modified our circuit layout and packaging to meet design requirements of specific VIA customers.   In 2013, we entered into a formal development agreement with VIA whereby we would compensate VIA for the resources required for their development and ongoing support and maintenance of the custom interfaces between our products for a specific customer.   Pursuant to the agreement, VIA completed the development of the custom interface for certain of its baseband processors.  In 2014, we terminated our formal development agreement with VIA prior to VIA’s completion of the interface to its latest model baseband processor due to the uncertainty of the specific customer’s future use of the VIA baseband in its products.

We anticipate our future business will include licensing of our intellectual property, the joint development and/or sale of integrated circuits based on our technology for incorporation into wireless devices designed and manufactured by our customers, and the sale of products and components developed and manufactured by us.  In addition, from time to time, we may provide engineering consulting and design services to our customers, for a negotiated fee, to assist them in developing prototypes and/or products incorporating our technologies.  Our technology is capable of being incorporated for any of the mobile handset standards, as well as numerous other communications protocols such as WiFi, Bluetooth, Zigbee, and GPS.   By pursuing both licensing and product opportunities, we believe our technologies can be deployed in multiple markets that incorporate RF transmitters, receivers, and/or transceivers, including mobile handsets, tablets, femtocells, machine-to-machine, RF identification and infrastructure, among others.  In order to secure proper compensation for the unauthorized use of our technologies by others, our licensing efforts also include enforcement actions against parties in these markets who we believe have already deployed products that infringe certain of our patented technologies.

Competitive Position

We operate in a highly competitive industry against companies with substantially greater financial, technical, and sales and marketing resources.   Our technologies face competition from incumbent providers of transceivers, such as Broadcom, Fujitsu, Intel, MediaTek, NVidia, Qualcomm, STMicroelectonics, Marvell, Texas Instruments, and others, as well as incumbent providers of power amplifiers, including companies such as Anadigics, Qorvo, and Skyworks, among others.   Each of our competitors, however, also has the potential of becoming a licensing or product customer for our technologies.  Competition in our industry is generally based on price and technological performance.

To date, we are unaware of any competing or emerging RF technologies that provide all the simultaneous benefits that our technology enables.  Our unique technologies process the RF carriers in a more optimal manner than traditional technologies, thereby allowing the creation of handsets and other products that have extended battery life, lower operating temperatures, more easily incorporate multiple air interface standards and frequencies in smaller form factors, and reduce manufacturing costs.   One or more of these benefits enable some of the key features that can be found in high volume wireless products.  Our technologies provide such attractive benefits, in part, because of their unique operational and/or circuit architectures.  The benefits our technologies  enable include highly accurate transmission and reception of RF carriers that use less power than traditional architectures and components, thereby extending battery life, reducing heat and enabling certain size, cost, performance, and packaging advantages.

We believe the most significant hurdle to the licensing and/or sale of our technologies and products is the widespread use of certain of our technologies in infringing products produced by companies with significantly greater financial, technical and sales and marketing resources.  In some cases, the disruptive nature of our technologies, the required integration of our technologies with other sub-systems in semiconductor systems on-chip,  and our lack of tenure in the markets we are targeting provide further hurdles to adoption.  We believe we can gain adoption and/or secure licensing agreements with unauthorized current users of one or more of our technologies, and therefore compete, based on a solid and defensible patent portfolio and the advantages enabled by our unique circuit architectures.  Our circuit architectures are capable of being compliant with all current mobile phone and numerous other wireless industry standards and can be configured to accept all standard baseband data interfaces with the cooperation of the baseband processor providers.  In addition, we believe that one or more of our technology’s abilities to provide improved power efficiencies, highly accurate RF carrier waveforms, reduced cost, smaller form factors and better manufacturing yields, provides a sought-after solution to existing problems in applications for 3G, 4G and next generation mobile wireless standards, as well as in other applications where we believe our technologies can provide an attractive solution.

Production and Supply

In 2014, we initiated production of certain component products in order to provide inventory to support our sales efforts.  The integrated circuits which incorporate our RF technologies are produced through fabrication relationships with IBM Microelectronics, or “IBM,” using a silicon germanium process and Taiwan Semiconductor Manufacturing Company Limited, or “TSMC,” using a CMOS semiconductor process.  We believe IBM and TSMC have sufficient capacity to meet our foreseeable needs.  In addition, our integrated circuits have been and can be produced using different materials and processes, if necessary, to satisfy capacity requirements and/or customer preferences.   In instances where our customer licenses our intellectual property, the production capacity risk shifts to that customer.

Patents and Trademarks

We consider our intellectual property, including patents, patent applications, trademarks, and trade secrets to be significant to our competitive positioning.   We have a program to file applications for and obtain patents, copyrights, and trademarks in the United States, or “U.S.,” and in selected foreign countries where we believe filing for such protection is appropriate to establish and maintain our proprietary rights in our technology and products.  As of December 31, 2014, we had 179 U.S. and 88 foreign patents related to our RF technologies.  In addition, we have approximately 45 U.S. and foreign patent applications pending.  We estimate the economic lives of our patents to be fifteen to twenty years and our current portfolio of issued patents have expirations ranging from 2018 to 2032.

From time to time, we obtain licenses from others for standard industry circuit designs that are integrated into our own integrated circuits as supporting components that are peripheral to our core technologies.  We believe there are multiple sources for these types of standard circuits and we estimate the economic lives of the licenses to be two to five years based on estimated technological obsolescence.

Research and Development

For the years ended December 31, 2014, 2013, and 2012 we spent approximately $8.5 million, $10.4 million, and $8.4 million, respectively, on Company-sponsored research and development activities.  Our research and development efforts have been, and are expected to continue to be, devoted to the development and advancement of RF technologies, including the development of prototype integrated circuits for proof of concept purposes, the development of production-ready silicon samples and reference designs for specific applications, and the creation of test programs for quality control testing of our chipsets.

Employees

As of December 31, 2014, we had 47 full-time and 2 part-time employees, of which 30 are employed in engineering research and development, 6 in sales and marketing, and 13 in executive management, finance and administration.  Our employees are not represented by a labor union.  We consider our employee relations satisfactory.

The Offering

Common stock to be offered by the selling shareholders	5,902,174
Background of the offering
The shares include (i) 5,652,174 shares issuable upon the exercise of the warrants sold by us in a private placement consummated on January 15, 2015, and (ii) 250,000 shares issued to our general counsel in payment of legal fees. See “Selling Shareholders” beginning on page 12 of this prospectus.

Use of proceeds
All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent the warrants are exercised, however, we will receive up to an aggregate of $14,130,435 of gross proceeds. We expect to use proceeds received from the exercise of the warrants, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes. See “Use of Proceeds” beginning on page 12 of this prospectus.

Nasdaq Capital Market symbol	PRKR
Risk Factors
See “Risk Factors” beginning on page 6 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and included in or incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Our financial condition raises substantial doubt as to our ability to continue as a going concern.

Our independent registered certified public accounting firm has included in their audit opinion on our financial statements as of and for the year ended December 31, 2014 a statement with respect to substantial doubt regarding our ability to continue as a going concern. Our financial statements have been prepared assuming we will continue to operate as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  If we become unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  The substantial doubt as to our ability to continue as a going concern may adversely affect our ability to negotiate reasonable terms with our suppliers and may adversely affect our ability to raise additional capital in the future.

We have had a history of losses which may ultimately compromise our ability to implement our business plan and continue in operation.

We have had losses in each year since our inception in 1989, and continue to have an accumulated deficit which, at December 31, 2014, was approximately $313.6 million.  The net loss for 2014 was approximately $23.6 million.  To date, our technologies and products have not produced revenues sufficient to cover operating, research and development and overhead costs.  We will continue to make expenditures on patent protection and enforcement, research and development, marketing, and general operations in order to secure and fulfill any contracts that we achieve for the sale of our products or technologies.  We expect that our revenues in 2015 will not bring the Company to profitability and our current capital resources will not be sufficient to sustain our operations through 2015.  If we are not able to generate sufficient revenues or obtain sufficient capital resources, we will not be able to implement our business plan and investors will suffer a loss in their investment.  This may also result in a change in our business strategies.

We expect to need additional capital in the future.  Failure to raise such additional capital may prevent us from implementing our business plan as currently formulated.

Because we have had net losses and, to date, have not generated positive cash flow from operations, we have funded our operating losses from the sale of equity securities from time to time.  We anticipate that our business plan will continue to require significant expenditures for patent protection and enforcement, research and development, marketing, and general operations.  Furthermore, we expect that the implementation of significant cost reduction measures in order to reduce our cash needs may jeopardize our operations and future growth plans.  Our current capital resources include cash and available-for-sale securities of $11.2 million at December 31, 2014 and $1.3 million in net proceeds from our January 2015 sale of warrants.  In addition, we have a $7 million litigation funding commitment from a third-party; however, this funding is for specified use in future, not existing, patent enforcement actions.  These capital resources will not be sufficient to meet our working capital needs for 2015 and we will require additional capital to fund our operations.  Financing, if any, may be in the form of debt, contingent fee arrangements, or additional sales of equity securities, including common or preferred stock.  The incurrence of debt or the sale of preferred stock may result in the imposition of operational limitations and other covenants and payment obligations, any of which may be burdensome to us. Contingent fee arrangements may result in a significant reduction in net earnings from litigation and/or licensing activities.  The sale of equity securities, including common or preferred stock, may result in dilution to the current shareholders’ ownership.  The long-term continuation of our business plan is dependent upon the generation of sufficient revenues from patent enforcement actions or the sale or license of our products or technologies, additional funding, reducing expenses or a combination of the foregoing.  The failure to generate sufficient revenues, raise capital or reduce expenses will have a material adverse effect on our ability to achieve our long-term business objectives.

If our patents and intellectual property rights do not provide us with the anticipated market protections, our competitive position, business, and prospects will be impaired.

We rely on our intellectual property rights, including patents and patent applications, to provide competitive advantage and protect us from theft of our intellectual property.  We believe that our patents are for entirely new technologies and that our patents are valid, enforceable and valuable.  However, third parties have made claims of invalidity with respect to certain of our patents and other similar claims may be brought in the future.  If our patents are shown not to be as broad as currently believed, or are otherwise challenged such that some or all of the protection is lost, we will suffer adverse effects from the loss of competitive advantage and our ability to offer unique products and technologies.  As a result, there would be an adverse impact on our financial condition and business prospects.  Furthermore, defending against challenges to our patents may give rise to material costs for defense and divert resources away from our other activities.

Our litigation can be time-consuming, costly and we cannot anticipate the results.

Since 2011, we have spent a significant amount of our financial and management resources to pursue patent infringement litigation against third parties.  We believe this litigation, and others that we may in the future determine to pursue, could continue to consume management and financial resources for long periods of time.  There can be no assurance that our current or future litigation matters will ultimately result in a favorable outcome for us.  In addition, even if we obtain favorable interim rulings or verdicts in particular litigation matters, they may not be predictive of the ultimate resolution of the matter.  Unfavorable outcomes could result in exhaustion of our financial resources and could otherwise hinder our ability to pursue licensing and/or product opportunities for our technologies which would have a material adverse impact on our financial condition, results of operations, cash flows, and business prospects.  Furthermore, any litigation-based awards collected will be subject to contingency payments to legal counsel and/or funding parties which will reduce the amount retained by us.

We are subject to outside influences beyond our control, including new legislation that could adversely affect our licensing and enforcement activities and have an adverse impact on the execution of our business plan.

Our licensing and enforcement activities are subject to numerous risks from outside influences, including new legislation, regulations and rules related to obtaining or enforcing patents.  For instance, the U.S. recently enacted sweeping changes to the U.S. patent system including changes that transition the U.S. from a “first-to-invent” to a “first to file” system and that alter the processes for challenging issued patents.  To the extent that we are unable to secure patent protection for our future technologies and/or our current patents are challenged such that some or all of our protection is lost, we will suffer adverse effects to our ability to offer unique products and technologies.  As a result, there would be an adverse impact on our financial position, results of operations and cash flows and our ability to execute our business plan.

Our industry is subject to rapid technological changes which if we are unable to match or surpass, will result in a loss of competitive advantage and market opportunity.

Because of the rapid technological development that regularly occurs in the wireless technology industry, we must continually devote substantial resources to developing and improving our technology and introducing new product offerings.  For example, in fiscal years 2014 and 2013, we spent approximately $8.5 million and $10.4 million, respectively, on research and development and, we expect to continue to spend a significant amount in this area in the future. These efforts and expenditures are necessary to establish market share and, ultimately, to generate revenues. If another company offers better products or technologies, a competitive position or market window opportunity may be lost, and therefore our revenues or revenue potential may be adversely affected.

If our technologies and/or products are not commercially accepted, our developmental investment will be lost and our ability to do business will be impaired.

There can be no assurance that our research and development will produce commercially viable technologies and products, or that our technologies and products will be established in the market as improvements over current competitive offerings.  If our existing or new technologies and products are not commercially accepted, the funds expended will not be recoverable, and our competitive and financial position will be adversely affected.  In addition, perception of our business prospects will be impaired with an adverse impact on our ability to do business and to attract capital and employees.

Our business is highly reliant on our business relationships with baseband suppliers for support of the interface of their product to our technology and the support of our sales and marketing efforts to their customers, the failure of which will have an adverse impact on our business.

The successful commercialization of our products will be impacted, in part, by factors outside of our control including the success and timing of product development and sales support activities of the suppliers of baseband processors with which our products interface.  Delays in or failure of a baseband supplier’s product development or sales support activities will hinder the commercialization of our products which will have an adverse impact on our ability to generate revenues and recover development expenses.

We rely, in large part, on key business and sales relationships for the successful commercialization of our products, which if not developed or maintained, will have an adverse impact on achieving market awareness and acceptance and will result in a loss of business opportunity.

To achieve a wide market awareness and acceptance of our products and technologies, as part of our business strategy, we will attempt to enter into a variety of business relationships with other companies which will incorporate our technologies into their products and/or market products based on our technologies.  The successful commercialization of our products and technologies will depend in part on our ability to meet obligations under contracts with respect to the products and related development requirements.  The failure of these business relationships will limit the commercialization of our products and technologies which will have an adverse impact on our business development and our ability to generate revenues and recover development expenses.

We are highly dependent on Mr. Jeffrey Parker as our chief executive officer and Mr. David Sorrells as our chief technology officer.  If either of their services were lost, it would have an adverse impact on the execution of our business plan.

Because of Mr. Parker’s leadership position in the company and the respect he has garnered in both the industry in which we operate and the investment community, the loss of his services might be seen as an impediment to the execution of our business plan.  Because of Mr. Sorrells’ technical expertise, the loss of his services could have an adverse impact on our research, technical support, and enforcement activities and impede the execution of our business plan.  If either Mr. Parker or Mr. Sorrells were no longer available to the company, investors might experience an adverse impact on their investment.  We currently have employment agreements with and maintain key-employee life insurance for our benefit for both Mr. Parker and Mr. Sorrells.

If we are unable to attract or retain key executives and other highly skilled employees, we will not be able to execute our current business plans.

Our business is very specialized, and therefore it is dependent on having skilled and specialized key executives and other employees to conduct our research, development and customer support activities.  The inability to obtain or retain these key executives and other specialized employees would have an adverse impact on the research, development and technical customer support activities that our products require.  These activities are instrumental to the successful execution of our business plan.

Our outstanding options, warrants, and restricted share units may affect the market price and liquidity of the common stock.

At December 31, 2014, we had 97,183,433 shares of common stock outstanding and had 9,880,352 options, warrants, and restricted share units, or “RSUs,” outstanding for the purchase and/or issuance of additional shares of common stock.  Of these outstanding equity instruments, 7,209,938 were exercisable as of December 31, 2014.  The majority of the shares of common stock underlying these securities is registered for sale to the holder or for public resale by the holder.  The amount of common stock available for the sales may have an adverse impact on our ability to raise capital and may affect the price and liquidity of the common stock in the public market.  In addition, the issuance of these shares of common stock will have a dilutive effect on current shareholders’ ownership.

The price of our common stock may be subject to substantial volatility.

The trading price of our common stock has been and may continue to be volatile.  Between January 1, 2014 and December 31, 2014, the reported high and low sales prices for our common stock ranged between $0.80 and $5.80 per share.  The price of our common stock may continue to be volatile as a result of a number of factors, some of which are beyond our control.  These factors include, but are not limited to, developments in outstanding litigations, our performance and prospects, general conditions of the markets in which we compete, and economic and financial conditions.  Such volatility could materially and adversely affect the market price of our common stock in future periods.

The bid price of our common stock has been below the minimum requirement for the NASDAQ Capital Market and there can be no assurance that we will continue to maintain compliance with the minimum bid price requirement for trading on that market or another national securities exchange.

From time to time, the closing bid price of our common stock has been below the NASDAQ minimum bid price requirement of $1.  If the closing bid price remains below the minimum bid price requirement for a period of 30 consecutive business days, we will receive a non-compliance notice from the NASDAQ and will be afforded a 180-day period within which to regain compliance.   We are currently in compliance with the NASDAQ minimum bid price requirement.  There can be no assurance, however, that we will be able to maintain compliance.  If we are unable to maintain or regain compliance, our common stock may no longer be listed on NASDAQ or another national securities exchange and the liquidity and market price of our common stock may be adversely affected.

We do not currently pay dividends on our common stock and thus stockholders must look to appreciation of our common stock to realize a gain on their investments.

We do not currently pay dividends on our common stock and intend to retain our cash and future earnings, if any, to fund our business plan.  Our future dividend policy is within the discretion of our Board of Directors and will depend upon various factors, including our business, financial condition, results of operations and capital requirements.  We therefore cannot offer any assurance that our Board of Directors will determine to pay special or regular dividends in the future.  Accordingly, unless our Board of Directors determines to pay dividends, stockholders will be required to look to appreciation of our common stock to realize a gain on their investment.  There can be no assurance that this appreciation will occur.

We may not be able to deliver shares of common stock upon exercise of our public warrants if such issuance has not been registered or qualified or deemed exempt under the securities laws of the state of residence of the holder of the warrant.

On November 3, 2010, we sold warrants to a limited number of institutional investors in an offering under one of our shelf registration statements.  The issuance of common stock upon exercise of these warrants must qualify for exemption from registration under the securities laws of the state of residence of the warrant holder.  The qualification for exemption from registration may differ in different states.  As a result, a warrant may be held by a holder in a state where an exemption is not available for such exercise and we may be precluded from issuing such shares.  If our common stock continues to be listed on the NASDAQ Capital Market or another national securities exchange, an exemption from registration for the issuance of common stock upon exercise of these warrants would be available in every state.  However, we cannot assure you that our common stock will continue to be so listed.  As a result, these warrants may be deprived of any value, the market for these warrants may be limited and the holders of these warrants may not be able to obtain shares of common stock upon exercise of the warrants if the common stock issuable upon such exercise is not qualified or otherwise exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Provisions in our certificate of incorporation and by-laws could have effects that conflict with the interest of shareholders.

Some provisions in our certificate of incorporation and by-laws could make it more difficult for a third party to acquire control of us.  For example, our board of directors is divided into three classes with directors having staggered terms of office, our board of directors has the ability to issue preferred stock without shareholder approval, and there are advance notification provisions for director nominations and submissions of proposals from shareholders to a vote by all the shareholders under the by-laws.  Florida law also has anti-takeover provisions in its corporate statute.

We have a shareholder protection rights plan that may delay or discourage someone from making an offer to purchase the company without prior consultation with the board of directors and management, which may conflict with the interests of some of the shareholders.

On November 17, 2005, the board of directors adopted a shareholder protection rights plan which called for the issuance, on November 29, 2005, as a dividend, of rights to acquire fractional shares of preferred stock.  The rights are attached to the shares of common stock and transfer with them.  In the future the rights may become exchangeable for shares of preferred stock with various provisions that may discourage a takeover bid.  Additionally, the rights have what are known as “flip-in” and “flip-over” provisions that could make any acquisition of the company more costly.  The principal objective of the plan is to cause someone interested in acquiring the company to negotiate with the board of directors rather than launch an unsolicited bid.  This plan may limit, prevent, or discourage a takeover offer that some shareholders may find more advantageous than a negotiated transaction.  A negotiated transaction may not be in the best interests of the shareholders.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference herein are forward-looking statements that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. Examples of forward-looking statements include, among others, statements we make regarding: expected operating results; anticipated levels of capital expenditures; product development and commercialization; litigation; and strategies for risk management, intellectual property protection and capturing intellectual property value.

These statements are only our predictions. We cannot guarantee future results, levels of activities, performance or achievements. Our actual results could differ materially from these forward-looking statements for many reasons, including as a result of the risks described from time to time in our SEC filings and those risks identified under sections entitled “Risk Factors” in any prospectus supplement. Important factors, among others, that may affect our actual results include:

•	our history of losses;

•	our need for additional capital;

•	the pace of technological change in our industry;

•	our ability to gain commercial acceptance of our products;

•	our ability to protect our intellectual property;

•	the outcome of litigation related to our intellectual property;

•	the effect of competition from other technologies;

•	our reliance on baseband suppliers in commercializing our products;

•	our dependence on key business and sales relationships; and

•	our ability to attract and retain key executives and other highly skilled employees.

We are under no duty to update or revise any of the forward-looking statements or risk factors to conform them to actual results or to changes in our expectations.

USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling shareholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling shareholders. To the extent the warrants are exercised, however, we will receive up to an aggregate of $14,130,435 of gross proceeds. We expect to use proceeds received from the exercise of the warrants, if any, to fund our research, our sales and marketing activities and our infringement litigation, and for other working capital and general corporate purposes.

SELLING SHAREHOLDERS

The selling shareholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 5,902,174 shares of our common stock.

The table below presents information regarding the selling shareholders, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of common stock each of the selling shareholders will own assuming all of the shares covered by this prospectus are sold by the selling shareholders.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling shareholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership Before Offering(1)		Shares Offered	Beneficial Ownership After Offering
Selling Shareholder	Shares	Percent	Hereby	Shares	Percent
1624 PV, LLC(2)	5,652,174	5.5%	5,652,174	0	0%
Graubard Miller (3)	250,000	*	250,000	0	0%
_________________

*	Less than 1%.

(1)	The information in the table is based on information supplied to us by the selling shareholders. The percentages of ownership are calculated based on 97,555,516 shares outstanding as of March 9, 2015. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling shareholder has voting or dispositive power, including any shares that the selling shareholder has the right to acquire within 60 days of March 9, 2015.

(2)	The shares beneficially owned by 1624 PV, LLC before the offering represent the 5,652,174 shares of our common stock issuable upon the exercise of the warrants, all of which are currently exercisable. 1624 LLC is the managing member of 1624 PV LLC and has sole voting and dispositive power over shares owned by 1624 PV LLC.

(3)	Graubard Miller serves as our general counsel.

On December 23, 2014, we entered into a warrant subscription agreement with 1624 for the purchase of the warrants. The aggregate purchase price for the warrants was $1,300,000, which was paid in cash at closing of the sale of the warrants on January 15, 2015. The warrants and the underlying shares were offered and sold pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, or the “Securities Act.” Under the terms of the warrant subscription agreement, we issued to 1624 three warrants, each exercisable for up to 1,884,058 shares of our common stock (for an aggregate of 5,652,174 shares), with exercise prices of $1.50, $2.50, and $3.50 per share, respectively. The warrants are exercisable for a period of three years from the date of issuance. Under the terms of the warrant subscription agreement, we agreed to use commercially reasonable efforts to file, within 60 days of the closing, a registration statement with the SEC covering the resale of all of the shares of Common Stock issuable upon exercise of the warrants and to have such registration statement declared effective by the Commission as soon as practicable thereafter. Accordingly, this prospectus covers the resale of such shares. Simultaneously with entering into the warrant subscription agreement, we also entered into a funding agreement with 1624. Under the funding agreement, 1624 has committed to fund up to $7 million for the legal fees and expenses of specified future patent infringement litigation to be brought us.

On January 26, 2015, we issued 250,000 shares to Graubard Miller, our general counsel, in payment of the firm’s legal fees. The shares were offered and sold pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Other than as described in this prospectus, the selling shareholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling shareholders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling shareholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling shareholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller owns 250,000 shares of our common stock, which are being offered hereby. Such shares have an aggregate value of $245,000 based on the closing sale price of our common stock on March 9, 2015.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on March 16, 2015);

•	Current Report on Form 8-K dated January 15, 2015 (filed on January 16, 2015);

•	Proxy Statement dated April 29, 2014, used in connection with the annual meeting of shareholders on June 17, 2014; and

•	Form 8-A effective on November 30, 1993 and Form 8-A effective on November 22, 2005 registering our common stock and our rights to purchase our Series E Preferred Stock, respectively, under Section 12(g) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to ParkerVision, Inc., Attention: Investor Relations, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, telephone number (904) 732-6100.

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                          Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, all of which will be borne by us, are as follows:

SEC registration fee	$669
Legal fees and expenses	$5,000
Accounting fees and expenses	$3,000
Printing	$500
Miscellaneous	$500
Total	$9,669

Item 15.                      Indemnification of Directors and Officers.

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

We have entered into indemnification and reimbursement agreements with each of our directors.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 16.                      Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-6.

Item 17.	Undertakings

(a)            The undersigned registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)                That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)            Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Jacksonville, Florida on March 16, 2015.

PARKERVISION, INC

By:	/s/ Jeffrey L. Parker
	Name:	Jeffrey L. Parker
	Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey L. Parker and Cynthia L. Poehlman, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Jeffrey L. Parker	Chief Executive Officer and Chairman of the Board
	Jeffrey L. Parker	(Principal Executive Officer)	March 16, 2015

By:	/s/ Cynthia L. Poehlman	Chief Financial Officer and Secretary (Principal
	Cynthia L. Poehlman	Financial Officer and Principal Accounting Officer)	March 16, 2015

By:	/s/ David F. Sorrells	Chief Technical Officer and Director
	David F. Sorrells		March 16, 2015

By:	/s/ William A. Hightower	Director
	William A. Hightower		March 16, 2015

Signatures		Title	Date

By:	/s/ John Metcalf	Director
	John Metcalf		March 16, 2015

By:	/s/ Robert G. Sterne	Director
	Robert G. Sterne		March 16, 2015

By:	/s/ Nam P. Suh	Director
	Nam P. Suh		March 16, 2015

By:	/s/ Papken S. Der Torossian	Director
	Papken S. Der Torossian		March 16, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Registration Statement No. 33-70588-A).

5.1	Opinion of Graubard Miller (filed herewith).

10.1	Form of Warrant Subscription Agreement (incorporated by reference to Exhibit 10.20 of the Registrant's 10-K filed with the Securities and Exchange Commission March 16, 2015).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).

24	Power of Attorney (set forth on signature page).